Exhibit (a)(2)

DUFF & PHELPS ENERGY MLP TOTAL RETURN FUND INC.

ARTICLES OF AMENDMENT

Duff & Phelps Energy MLP Total Return Fund Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:   The charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to “Duff & Phelps Select Energy MLP Fund Inc.”

SECOND:   The foregoing amendment to the Charter has been approved by the sole director of the Corporation and is limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on May 15, 2014.

ATTEST:		DUFF & PHELPS ENERGY MLP TOTAL RETURN FUND INC.

By:	/s/ William Renahan	By:	/s/ George R. Aylward
	William Renahan ,		George R. Aylward ,
	Secretary		President

The undersigned, President of Duff & Phelps Energy MLP Total Return Fund Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ George R. Aylward
George R. Aylward	, President